Exhibit 99.1

Access National Bank is Expanding into Arlington

New Office Opening by Year End

RESTON, Va.--(BUSINESS WIRE)--August 24, 2016--Access National Bank is pleased to announce the expansion of its branch network into Arlington. The new office, located in the Courthouse neighborhood at 2300 Wilson Boulevard, will open by the end of 2016, pending customary regulatory approval.

The opening of the Arlington Banking Center marks the bank’s seventh regional office designed to serve the local business and nonprofit community. Access National Bank provides a full spectrum of financial solutions with extensive experience serving several key industries including Government Contractors, CPA Firms, Legal Services, Medical Practices, National Trade Associations and Nonprofits. As one of the most active SBA lenders in the region historically and through its reputation for business banking excellence, the Bank already caters to a sizeable Arlington clientele and will better serve the community through its new office.

"Recent market disruption created by bank mergers has accelerated our plans to expand with an office in Arlington,” commented CEO Michael Clarke. “This former Bank of Georgetown branch places our team of banking professionals in the heart of the Arlington business community, enabling our proactive and high-touch approach in nurturing middle market business relationships. Access is built for business, intent on being the local community bank of choice in Arlington. We continue to selectively add to our branch network as we assess all strategies to build shareholder value.”

Access National Bank was founded in 1999 by professional bankers and business people. It is an independent, nationally chartered bank based in Reston, Virginia that serves the Greater Washington DC Metropolitan area. Access National Bank is a subsidiary of Access National Corporation and trades on the NASDAQ Global Market under the symbol “ANCX”. Additional information is available at www.AccessNationalBank.com. Member FDIC.

CONTACT:
Access National Bank
Michael W. Clarke, 703-871-2100